Exhibit 99

Midwest Air Group, Inc.
6744 South Howell Avenue
Oak Creek, Wisconsin 53154-1402
414-570-4000
www.midwestairlines.com
Traded: NYSE - MEH

Media Inquiries: Carol Skornicka, 414-570-3980, 888-360-4782 or Carol.Skornicka@midwestairlines.com
Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE
December 20, 2004

JOHN “JACK”WEEKLY DIES AT AGE 73;
LEAVES LEGACY OF SERVICE TO MIDWEST AIRLINES

Milwaukee, Wisconsin, December 20, 2004 – Midwest Air Group (NYSE: MEH) today informed its shareholders that a long-time member of its board of directors has passed away. John W. “Jack” Weekly, chairman and chief executive officer of Mutual of Omaha Insurance Company, died Friday, December 17. Weekly had been hospitalized since falling earlier in the month. He was 73.

Weekly had served as a member of the airline holding company’s board of directors since 1995, when Midwest Airlines became a publicly held company. In April 2004, he was re-elected to serve a fourth consecutive three-year term as director. He was also a member of the board’s Compensation Committee.

“We were blessed to have the benefit of Jack’s wisdom and guidance for nearly a decade,” said Timothy E. Hoeksema, chairman and chief executive officer of Midwest Airlines. “He had the unique ability to focus on the heart of any issue and quickly determine the best course of action. He was extremely supportive of Midwest Airlines and our mission to provide a higher level of customer service to the traveling public. We’ll truly miss his inspirational leadership.”

Midwest Airlines features jet service throughout the United States, including Milwaukee’s most daily nonstop flights and best schedule to major destinations. Skyway Airlines, Inc. – its wholly owned subsidiary – operates as Midwest Connect, which offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 50 cities. More information is available at www.midwestairlines.com.

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